Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-38444, 333-101780, 333-113041, 333-149581, 333-150019, 333-157203, 333-165727, 333-180557, 333-184400, 333-205022, and 333-209706 on Form S-8 and Nos. 333-24685 and 333-202013 on Form S-3 of our report dated November 15, 2017, relating to the consolidated financial statements and financial statement schedule of Rockwell Automation, Inc. and the effectiveness of Rockwell Automation Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2017.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
November 15, 2017